Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 and related Prospectus of CERo Therapeutics Holdings, Inc. of our report dated April 15, 2025, except for the 1-for-20 reverse stock split effected on June 13, 2025 described in Note 1 as to which the date is July 21, 2025, relating to the consolidated financial statements of CERo Therapeutics Holdings, Inc. appearing in the Annual Report on Form 10-K of CERo Therapeutics Holdings, Inc. for the year ended December 31, 2024, and included in Registration Statement (No. 333-288816) on Form S-1 and related prospectus of CERo Therapeutics Holdings, Inc.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

December 5, 2025